UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

Biogen Idec Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

2005 Base Salary and 2004 Cash Bonuses

     On February 17, 2005, the Registrant’s Board of Directors, upon recommendation of the Registrant’s Compensation and Management Development Committee (the “Compensation Committee”), approved the 2005 annual base salaries and 2004 cash bonuses of the Registrant’s Executive Chairman and Chief Executive Officer. Also on February 17, 2005, the Compensation Committee approved the 2005 annual base salaries and 2004 cash bonuses of the Registrant’s other executive officers. The following table sets forth the annual base salary levels of the Registrant’s executive officers for 2005 and 2004 as well as the 2004 cash bonuses for each executive officer:

Name and Position	2004 Base Salary ($)	2005 Base Salary ($)	2004 Bonus ($)
William H. Rastetter, Ph.D., Executive Chairman	950,000	1,000,000	1,345,200
James C. Mullen, Chief Executive Officer and President	950,000	1,000,000	1,345,200
Burt A. Adelman, M.D., Executive Vice President, Development	430,000	455,800	288,960
Thomas J. Bucknum, Esq., Executive Vice President, General Counsel and Secretary	375,000	412,500	220,950
John M. Dunn, Esq., Executive Vice President, New Ventures	344,400	358,200	206,640
Michael Gilman, Ph.D., Executive Vice President, Research	335,000	355,000	201,000
Peter N. Kellogg, Executive Vice President, Finance and Chief Financial Officer	475,000	532,000	327,750
Connie L. Matsui, Executive Vice President, Corporate Strategy and Communication	315,600	325,000	189,360
Craig E. Schneier, Ph.D., Executive Vice President, Human Resources	375,000	401,250	258,750
Mark C. Wiggins, Executive Vice President, Business Development	315,000	330,750	189,000

     The 2005 base salary and 2004 cash bonuses of Dr. Rastetter and Mr. Mullen are consistent with the terms of their employment agreements with the Registrant. In March 2004, the Compensation Committee approved the corporate performance goals applicable to all of the Registrant’s executive officers and other employees eligible to receive cash bonuses. The Compensation Committee also approved the individual performance goals of the Registrant’s executive officers in March 2004 and the bonuses are consistent with the pre-established corporate and individual performance goals. The bonuses of Dr. Rastetter and Mr. Mullen were paid under the Registrant’s 2003 Performance-Based Management Incentive Plan, or the MIP, which was approved by the Registrant’s stockholders in November 2003.

2005 Performance Goals

     On February 17, 2005, Registrant’s Board of Directors, upon recommendation of the Compensation Committee, approved the 2005 corporate performance goals applicable to all of the Registrant’s executive officers and other employees eligible to receive cash bonuses. The Registrant’s Board of Directors also approved the individual performance goals and bonus targets of Dr. Rastetter and Mr. Mullen. Also on February 17, 2005, the Compensation Committee approved the individual performance goals and bonus targets of the Registrant’s other executive officers.

     The 2005 bonus targets of Dr. Rastetter and Mr. Mullen are consistent with the terms of their employment agreements. The 2005 bonuses payable to Dr. Rastetter and Mr. Mullen will be made under the MIP. Actual 2005 bonuses will be determined by the Board of Directors, upon the recommendation of the Compensation Committee, with respect to Dr. Rastetter and Mr. Mullen, and by the Compensation Committee with respect to the Registrant’s other executive officers. Bonuses will be based on a formula that takes into account:

•	Corporate performance goals, including revenue and EPS growth, performance of marketed products, milestones for products in the stages of research and development, manufacturing capacity and capability, and organizational matters; and

•	Individual performance goals.

     Different multipliers are applied to each of the corporate performance goals and the individual performance goals are weighted by significance. Payment of 2005 cash bonuses, if any, is expected to be made in February 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.

	By:	/s/ Anne Marie Cook

Anne Marie Cook Vice President, Chief Corporate Counsel

Date: February 24, 2005